Exhibit 17.5

RESIGNATION

To the Board of Directors
Green Mountain Capital, Inc.
Buffalo, New York

I hereby resign as a Vice President and Chief Financial Officer of the Company, effective immediately.

Date: July 6, 2005.

/s/ Mark P. Miziolek
Mark P. Miziolek